Exhibit 99.1

CONTACT:

The Boyds Collection, Ltd.

Joseph E. Macharsky, Chief Financial Officer

717-633-9898 x2151

THE BOYDS COLLECTION ANNOUNCES NYSE NON-COMPLIANCE NOTICE

Gettysburg, PA—(BUSINESS WIRE)—Sept. 27 2005—The Boyds Collection Ltd. (NYSE:FOB), a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, today announced that the Company received notification from the New York Stock Exchange (NYSE) on September 21, 2005, that the Company was not in compliance with the NYSE’s newly increased continued listing standards. The Boyds Collection Ltd. is considered “below criteria” by the NYSE because the Company’s average market capitalization was less than $75 million over a 30 trading-day period and its shareholders’ equity was less than $75 million and the average closing price of the security was less than $1.00 over a consecutive 30 trading-day period.

In accordance with the continued listing criteria set forth by the NYSE, the Company intends to cure the share price and average share back above $1.00 within six months or the next annual shareholders meeting or be subject to suspension and delisting procedure.  The Company intends to present a plan to the NYSE within 45 days of its receipt of the notice, demonstrating how it intends to comply with the other continued listing standards within 18 months of its receipt of the notice. The NYSE may take up to 45 days to review and evaluate the plan after it is submitted. If the plan is accepted, the Company will be subject to quarterly monitoring for compliance by the NYSE. If the NYSE does not accept the plan or if the Company is unable to achieve compliance with the NYSE’s continued listing criteria through its implementation of the plan, the Company will be subject to NYSE trading suspension and delisting, at which time the Company would intend to apply to have its shares listed on another stock exchange or quotation system.

Beginning September 29, 2005, the NYSE will make available on its consolidated tape, a “.BC” indicator transmitted with the Company’s listing symbol to identify that the Company is below the NYSE’s quantitative continued listing standards.

About The Boyds Collection, Ltd.

The Boyds Collection, Ltd. is a leading designer and manufacturer of unique, whimsical and “Folksy With AttitudeSM” gifts and collectibles, known for their high quality and affordable pricing.  The Company sells its products through a large network of retailers, as well as at Boyds Bear Country™ in Gettysburg, Pennsylvania and Pigeon Forge, Tennessee — “The world’s most humongous teddy bear store.” Founded in 1979, the Company was acquired by Kohlberg Kravis Roberts & Co. (KKR) in 1998 and is traded on the NYSE under the symbol FOB.  Information about Boyds can be found at www.boydsstuff.com.